EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Briazz Signs Letter of Intent for $5.9 Million Financing

SEATTLE – February 21, 2003 – Briazz (NasdaqSC: BRZZ), the gourmet grab and go café chain, announced today that it has entered into a letter of intent to sell senior secured non-convertible notes and warrants to purchase common shares to DB Advisors, LLC, an affiliate of Deutsche Bank, and other investors. If completed, this financing will result in additional cash proceeds of approximately $3.9 million and conversion of approximately $2.0 million in securities previously issued or anticipated to be issued to Flying Food Group or one of its affiliates.

“This letter of intent is a very positive and exciting step forward for Briazz. This was due in great part to the cost reduction efforts we have accomplished, and more importantly the strength of the brand our employees have built”, said Victor D. Alhadeff, Chairman and CEO of Briazz.

The notes would bear interest at Libor plus 1%, mature two years from the date of closing and be secured by the assets of Briazz. Along with notes the investors would receive warrants equal to approximately 90% of the common shares of Briazz on a fully-diluted post-exercise basis with an exercise price of $0.10 per common share. The investors would be granted registration rights covering the shares issuable upon exercise of the warrants. In addition, the investors would be entitled to designate four of the five directors serving on the Briazz board of directors. Mr. Alhadeff would continue to serve as Chairman of the Board. The closing of the financing is subject to negotiation and execution of definitive documents and satisfaction of conditions to closing, including the receipt of Briazz shareholder approval and the conversion by Flying Food Group of its investment securities, as described below. There can be no assurance that the negotiations with the investors will be successful or that the offering will be completed.

Flying Food Group has indicated to Briazz that Flying Food intends to participate in the financing with DB Advisors if the financing is substantially on the same terms as set forth in the term sheet signed with DB Advisors and if the agreements and related documentation are satisfactory to Flying Food.

To date, Flying Food has advanced $1.45 million to Briazz pursuant to demand notes and extended trade credit pursuant to the Food Production Agreement with Briazz totaling approximately $168,500. Flying Food and Briazz have also entered into an agreement for the purchase by Flying Food Group of $2.0 million of senior secured notes, warrants and preferred stock, of which a portion of the purchase price will be paid with the conversion of its outstanding demand notes. The initial closing with Flying Food is anticipated to occur no later than March 4, 2003. There can be no assurance that this offering will be completed. If Flying Food subsequently agrees to participate in the financing with DB Advisors, the securities issued to Flying Food would be converted into that financing.

Briazz anticipates using the additional cash proceeds from the DB Financing to repay $1.8 million of the company’s current outstanding debt, with the remainder used for general working capital.

Briazz anticipates closing its Seattle central kitchen and transferring its Seattle food production to Flying Food on March 3, 2003. Flying Food is currently producing food for Briazz in the Chicago and Los Angeles markets. The closure of the Briazz central kitchen in the San Francisco market and the transfer of San Francisco food production to Flying Food have been postponed.

None of the securities described herein have been registered under the Securities Act of 1933, as amended, and none of the securities described herein will be registered under the Securities Act. None of the securities described herein may be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer of any of the securities described herein in any jurisdiction.

About Briazz
With its first café opened in Seattle in 1995, Briazz now operates 46 cafés near heavy concentrations of office buildings in Chicago, Los Angeles, San Francisco and Seattle. Providing gourmet foods to on-the-go consumers through company-operated cafés, box lunch delivery, corporate accounts and selected wholesale accounts, Briazz features high quality, high taste sandwiches, soups and salads as well as baked goods, fruit and coffee.

This press release contains statements that may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include comments regarding the company’s negotiations, proposed terms and completion of the $5.9 million and $2.0 million financings on terms favorable to the company, if at all, the potential benefits of the financings, the ability to continue cost reduction efforts, anticipated central kitchen closings and the use of proceeds of the financings. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future results or performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the company’s operating results, negotiating agreements with the investors on terms favorable to the company, or at all, preparing, filing and clearing SEC comments with respect to the proposed registration statement relating to the financings, and the investors’ ability to fund their proposed commitments, the ability of the company to compete successfully, office occupancy, the ability of the company to maintain current café locations and secure new ones, food and labor costs, operation in only four geographic areas and reliance upon distributors and wholesale customers. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the “Risk Factors” described in Exhibit 99.1 to the company’s Report on Form 10-Q, filed on November 18, 2002, and in other filings on file with the SEC, which Risk Factors are incorporated herein as though fully set forth. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

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